VIA EMAIL AND FACSIMILE

June 6, 2003

Mr. Jeff Henry
President & CEO
NavLynx Technologies, Inc.
2375 Steeles Avenue West, Suite 218
Toronto, Ontario  M3J 3A8

     Re: Proposal to Purchase Equity Interest within NavLynx Technologies, Inc. (Ontario Canada Corporation)

Dear Mr. Henry:

This letter is intended to summarize the principal terms of a merger and investment proposal being considered by principal shareholders of Zenith Technology, Inc. ("Zenith Shareholders"), the Tiger Fund, Inc., Strategy Partners, LLC and certain accredited investors represented by Strategy Partners, LLC (collectively, the "Investors") regarding a merger between Zenith Technology, Inc., a Nevada corporation ("Zenith") and NavLynx Technologies, Inc., an Ontario Canada corporation ("NavLynx"). Zenith Shareholders and Investors wish to effectuate the merger between NavLynx and Zenith resulting in owning an equity interest in the capital stock of the surviving company, referred to hereinafter as "Merged Company", under the terms set forth herein. The result of this merger, is that the Merged Company will have received an investment of $350,000.00 (U.S.) and will be a publicly traded company with its shares registered and trading on the NASD OTC:BB. In addition, the Merged Company will be poised for aggressive growth through further equity capital investment opportunities from various private equity funds which as their minimum criteria invest solely in public equity. In this letter, (i) Zenith Shareholders and Investors are collectively referred to herein as the "Buyer";
(ii) Zenith Shareholders and NavLynx are sometimes called the "Parties," (iii) NavLynx and its subsidiaries, are sometimes called the "Target Companies," and
(iv) Zenith Shareholders and Investors collective equity interest of the stock of the Merged Company is sometimes called the "Possible Acquisition". This letter agreement shall supercede all prior agreements, whether written or all between the Parties concerning the Possible Acquisition.

PART ONE

The Parties wish to commence negotiating a definitive written investment and merger agreement providing for the Possible Acquisition (a "Definitive Agreement"). To facilitate the negotiation of a Definitive Agreement, the Parties request that the Buyer prepare an initial draft. The execution of any such Definitive Agreement would be subject to the satisfactory completion of the Buyer's ongoing investigation of the Target Companies' business, and would also be subject to approval by the Buyer's and NavLynx' board of directors as well as NavLynx' shareholders.

The following paragraphs of this letter (the "Binding Provisions") are the legally binding and enforceable agreements of the Buyer and NavLynx.

Based on the information currently known to the Buyer, it is proposed that the Definitive Agreement include the following terms:

1. SHARE EXCHANGE AND INVESTMENT TRANSACTION

In exchange for 6,521,309 shares (75%) of the Merged Company, NavLynx shareholders will transfer all of the issued and outstanding shares of NavLynx. Simultaneous to this share exchange, the Investors will invest an aggregate of $350,000.00 (U.S.) and receive 1,695,539 shares (19.5%) of the Merged Company and 478,231 shares (5.5%) shall remain with the approximately 500 public shareholders of the Merged Company. The Merged Company shall have, post merger between Zenith and NavLynx, 8,695,079 shares of common stock total issued and outstanding, which shall not include any shares to be issued in connection with the Merged Company's Employee Stock Option Plan ("ESOP") and Management Incentive Program ("MIP") which shall be ratified and approved after closing of the Possible Acquisition. The Parties agree to register 50% of the shares received by the Investors pursuant to the Possible Acquisition and 20% of the shares issued and outstanding held by the Navlynx shareholders by filing a registration statement within 120 days after the closing of the Possible Acquisition.

For a period of 24 months commencing after the closing of the Possible Acquisition, the Merged Company shall retain Strategy Partners, LLC ("Strategy") as its management consultant to provide, among other things, business development, marketing of the product and services of NavLynx in regions outside of the scope of NavLynx existing marketing efforts and corporate disclosure compliance for the Merged Company in connection with its continual reporting requirements pursuant to the United States State and Federal Securities laws. Strategy and the Merged Company shall contract for such services after the closing and shall provide Strategy compensation for such services in the form of securities issued from the Merged Company's ESOP. Strategy and its investors, which also includes the Tiger Fund(TM), Inc., are further committed to investing additional capital, up to $3,000,000, as follow on investment within the Merged Company during the first 12 months after the closing of the Possible Acquisition.

2. EMPLOYMENT AND NON-COMPETITION AGREEMENTS

At the Closing:

2.1 the Company would enter into three year employment agreements with members of the NavLynx management and other key personnel (together "key employees"), subject to Buyers approval, under which the key employees would agree to continue to serve in their respective capacities; and
2.2 each key employee would execute a 4-year non-competition agreement in favor of the Buyer and the Company which shall commence from the date of closing of the Possible Acquisition.

3. OTHER TERMS

NavLynx would make comprehensive representations and warranties to the Buyer, and would provide comprehensive covenants, indemnities and other protections for the benefit of the Buyer. The consummation of the contemplated transactions by the Buyer would be subject to the satisfaction of various conditions, including:

3.1 Approval of transfer of ownership and control of NavLynx, its assets and all intellectual property and the satisfactory continuation of all existing contracts between NavLynx and various customers.
3.2 Conduct Normal Operations: Sellers agree to operate NavLynx diligently and to refrain from entering into any transactions that are not commonly associated with the conduct of normal operations during the period between the Signing Date and the Closing of the Possible Acquisition.
3.3 Material Adverse Change: There shall have been no material adverse changes in the condition of NavLynx (financial or otherwise) or the assets since the date of this letter up to the time of closing.
3.4 No Agreements on Assets or Business: Buyer shall be satisfied that there is no fact not disclosed by NavLynx or NavLynx shareholders which, if known to Buyer, might reasonably be expected to have a material adverse effect on the value of NavLynx.
3.5 Dividends, Shareholder Loans and Bonuses Payable: No dividends or shareholder loans or bonuses shall be payable between the Signing Date herein, to and including the Closing of the Possible Acquisition. All monthly note payments, if any, to shareholders will cease as of the date of closing of the Possible Acquisition and will not be accelerated at any time prior to the closing in contemplation of this Possible Acquisition.

PART TWO

1.       Due Diligence and Access to Record

Up to and including the Closing Date, each party would provide to the other and its respective professional representatives access to all information (including consents as required) and shall be permitted to make full and complete investigation of the assets, properties, business affairs and the financial conditions of the other, including access to books, records, financial agreements, contracts and other documents relating to their operations which either may reasonably request.

Except with the prior consent of the other, neither party will disclose to any person other than their respective professional advisors, bankers, investment bankers, and consultants any non-public information concerning NavLynx and its business which either receives from the other or their respective agents in the course of their due diligence or the negotiation of the Agreement contemplated hereunder.



2. EXCLUSIVE DEALING

Until the later of (i) [120] days after the Signing Date or (ii) the Termination
Date:
2.1 NavLynx will not and will cause the Target Companies not to, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to the acquisition of common shares or other debt or equity interests within the Target Companies, their assets or business, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation, or otherwise (other than sales of inventory in the ordinary course); and, 2.2 the Buyer and NavLynx will make every effort to negotiate a Definitive Agreement within thirty calendar days of the Signing Date and will seek to target the close of the Possible Acquisition by July 30, 2003. In the event that information requested by a party has not been timely returned in a manner that is consistent with a reasonable response time for such information and that such delay or series of delays causes the signing of a Definitive Agreement between the parties to occur later than thirty days from the Signing Date herein, the parties may extend this requisite for further exclusive dealing by written stipulation.
2.3 NavLynx will immediately notify the Buyer regarding any contact between the NavLynx, any Target Company or their respective representatives and any other person regarding any such offer or proposal or any related inquiry.

3. CONDUCT OF BUSINESS

During the period from the Signing Date until the Termination Date, NavLynx shall cause the Company to operate their business in the ordinary course and to refrain from any extraordinary transactions.

4. CONFIDENTIALITY

Except as and to the extent required by law, the Buyer will not disclose or use, and will direct its representatives not to disclose or use to the detriment of the NavLynx, any Confidential Information (as defined below) with respect to NavLynx furnished, or to be furnished, by NavLynx or their respective representatives to the Buyer or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this letter. For purposes of this Paragraph, "Confidential Information" means any information about the Target Companies stamped "confidential" or identified in writing as such to the Buyer by NavLynx promptly following its disclosure, unless (i) such information is already known to the Buyer or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the Buyer or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Possible Acquisition, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of NavLynx, the Buyer will promptly return to NavLynx or destroy any Confidential Information in its possession and certify in writing to the Sellers that it has done so.

5. ENVIRONMENTAL LIABILITY

Except as set out in the Agreement, NavLynx is in compliance with all applicable legal requirements with respect to the environment except for failures, which do not have a material adverse affect.

Further, NavLynx represents and warrants to the Buyer the following:

5.1 that it is in compliance with all applicable environment laws and in compliance with all permits; and

5.2 that NavLynx has not received any environmental notice which has not been resolved to the satisfaction of the applicable regulatory authority, nor does NavLynx know or have any reasonable grounds to know of any facts which could give rise to an environmental notice.

6. COSTS

The Buyer and NavLynx will be responsible for and bear all of its own respective costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Possible Acquisition.

7. CONSENTS

During the period from the Signing Date until the Termination Date, the Buyer and NavLynx will cooperate with each other and proceed, as promptly as is reasonably practical, to prepare all applicable consents needed from regulatory authorities as necessary in contemplation of this transaction.

8. ENTIRE AGREEMENT

The Binding Provisions constitute the entire agreement between the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only in writing executed by all of the parties.

9. GOVERNING LAW

The Binding Provisions will be governed by and construed under the laws of the State of California without regard to conflicts of laws principles.

10. JURISDICTION: SERVICE OF PROCESS

Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Letter may be brought against any of the parties in the courts of the State of California, County of Orange, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.




11. TERMINATION

The Binding Provisions will automatically terminate on September 31, 2003 and may be terminated earlier upon written notice by mutual consent of the Parties for cause, at any time; provided, however, that the termination of the Binding Provisions will not affect the liability of a party for breach of any of the Binding Provisions prior to the termination.

12. COUNTERPARTS

This Letter may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Letter and all of which, when taken together, will be deemed to constitute one and the same agreement.

If you are in agreement with the foregoing, please sign and return one copy of this letter agreement, which thereupon will constitute our agreement with respect to its subject matter.

Very truly yours,

BUYER:
By:         /s/ Omar A. Rizvi


Name:       Omar A. Rizvi, J.D., LL.M.
Title:      Managing Member
            Strategy Partners, LLC

Duly executed and agreed as to the Binding Provisions on June, 20, 2003.

NAVLYNX TECHNOLOGIES, INC.



By:    /s/ Jeff Henry
Name:   Jeff Henry
Title:  Chief Executive Officer